            Exhibit 99.1

                                           NEWS
                                                  RELEASE
                                                Vectren Corporation
                                                 P.O. Box 209
                                                 Evansville, IN 47702-0209

Investor Contact                                        Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact                                           Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

July 31, 2008

Vectren Corporation Reports Second Quarter 2008 Results

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported consolidated results for its 2008 second quarter ended June 30 of $4.7 million, or $0.06 per share, compared to $14.6 million, or $0.19 per share for the same quarter last year.  Net income for the first six months ended June 30, 2008 was $68.7 million, or $0.90 per share, compared to $81.3 million, or $1.07 per share, in 2007.  Quarterly and year to date results in 2007, the last year of synfuel operations, exclude $0.02 and $0.06 per share, respectively, of synfuel-related results.

 Summary Results

●
Utility second quarter earnings, despite milder weather, were $8.8 million, or $0.12 per share, in 2008 compared to $8.0 million, or $0.11 per share, in 2007.  Year to date, utility earnings were $66.8 million, or $0.88 per share, compared to $58.9 million, or $0.78 per share, in 2007.

●
Nonutility losses were ($4.0) million, or ($0.05) per share in the second quarter of 2008, compared to earnings of $6.4 million, or $0.08 per share, in 2007.  Year to date, nonutility earnings were $2.3 million, or $0.03 per share, compared to $22.0 million, or $0.29 per share, in 2007.  Results in 2007 exclude non-recurring synfuel-related results

“The strong performance of our utility group reflects the implementation of base rate changes in the Indiana service territories beginning in the second half of 2007 and the continued ramp up of operating costs that result from increased maintenance and reliability costs contemplated in the base rate cases,” said Niel C. Ellerbrook, Vectren’s Chairman and CEO.  “The decline in performance of our nonutility group is primarily due to lower cash to NYMEX and summer/winter price spreads in the wholesale natural gas markets, which have reduced ProLiance Energy, LLC’s opportunities for optimization of storage and transportation resources.  While earnings from our nonutility group have not met our expectations, we believe this portfolio, including our coal and infrastructure businesses, coupled with our strong utility platform provide the opportunity for long-term earnings growth.”

Ellerbrook added, “Construction at the new Oaktown underground mines continues on schedule with production expected to begin in early 2009.   The market for Illinois Basin coal reflects constrained supply and increased demand which have resulted in significant spot price increases.   Approximately 80% of our planned 2009 production, which includes that to be sold to the Company’s utility, is available to be priced at open market prices under term contracts.”

2008 Earnings Guidance

As previously reported, the company expects 2008 consolidated earnings to be in the range of $1.60 to $1.75 per share.  This estimate includes projected earnings from the Utility Group of $1.46 to $1.54 per share and from the Nonutility Group of $0.15 to $0.23 per share.  These earnings expectations are based on normal weather in the company’s electric business for the remainder of 2008 and an assumption of lower cash to NYMEX and summer/winter price spreads throughout 2008 in the wholesale natural gas markets affecting ProLiance.  While the earnings expectation for the utility group remains unchanged, further deterioration in the economy beyond that currently anticipated could negatively impact utility operations.  Changes in these events or other circumstances, including economic conditions, could materially impact earnings and result in earnings for 2008 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Vectren Settles Equity Forward

As previously reported, the company exercised its rights under a forward sale agreement that was originally entered into in connection with a February 2007 public offering of 4.6 million shares of Vectren common stock.  On June 27, the company physically settled that forward sale agreement by delivering the 4.6 million shares, receiving the expected proceeds of approximately $125 million.  Vectren transferred the proceeds to Vectren Utility Holdings, Inc. (VUHI), its wholly-owned subsidiary and intermediate holding company for its three operating public utilities.  VUHI used the proceeds to repay short-term debt obligations incurred primarily to fund its capital expenditure program.   Upon completion of the physical settlement of this transaction, Vectren Corporation had 80,977,473 shares of common stock outstanding.

Vectren Ohio Rate Case Progressing

In November 2007, the company filed with the Public Utilities Commission of Ohio (PUCO) a request for an increase in its base rates and charges for Vectren Energy Delivery of Ohio’s (VEDO) natural gas distribution business in its 17-county service area in west central Ohio.  The filing indicates that an increase in base rates of approximately $27 million is necessary to recover the ongoing costs of operating, maintaining and expanding the approximately 5,200-mile distribution system used to serve 319,000 customers.

In addition, the company is seeking to increase the level of the monthly service charge, as well as extend the lost margin recovery mechanism currently in place to be able to encourage customer conservation, and is also seeking approval of expanded conservation-oriented programs, such as rebate offerings on high-efficiency natural gas appliances for existing and new home construction, to help customers lower their natural gas bills.  The company is also seeking approval of a multi-year bare steel and cast iron pipeline replacement program.

The PUCO staff issued its report on the case on June 16, 2008 and recommended a revenue increase of $10.7 million to $12.6 million and was generally supportive of the Company’s rate design and bare steel/cast iron replacement program proposals.  A hearing before the PUCO is scheduled to begin in mid August, 2008 and the company anticipates an order from the PUCO in late 2008.

Conservation

Vectren’s gas conservation efforts continue to build upon the company’s commitment to help customers reduce energy use.  The first year of the Conservation Connection initiative was a tremendous success in helping participating customers collectively reduce consumption by nearly one million therms.  The company has filed for approval of conservation programs for its electric customers in southwestern Indiana and expanded programs for its gas customers in Ohio.

Utility Group Discussion

The Utility Group’s 2008 earnings for the quarter ended June 30, 2008, were $8.8 million compared to $8.0 million in 2007 and $66.8 million for the six months ended June 30, 2008, compared to $58.9 million in 2007.  The 10 percent quarter over quarter increase and 13 percent year to date increase in utility earnings is due primarily to base rate changes in the Indiana service territories.  Increases were offset somewhat by the continued ramp up of operating costs that result from increased maintenance and reliability costs contemplated in the base rate cases.

In the company’s electric and Ohio natural gas service territories that are not protected by weather normalization mechanisms, management estimates the impact of weather on margin experienced during the second quarter of 2008 to be $0.2 million unfavorable compared to normal and $2.2 million unfavorable compared to the prior year.  Year to date, management estimates the impact of weather on margin to be $0.6 million favorable compared to normal and $0.8 million unfavorable compared to the prior year.

Gas Utility Margin
Gas utility margins were $81.1 million and $252.7 million for the three and six months ended June 30, 2008.  Following are reconciliations of the increases from 2007:
		Year
	Three	to
	Months	Date
2007 Gas Utility Margin	$77.3	$236.9

Vectren North base rate increase, effective February 14, 2008	2.5	5.2
Vectren South base rate increase, effective August 1, 2007	0.9	3.5
Residential and commercial customer usage due to Ohio weather colder than
the prior year	0.4	1.6
Dollar for dollar recovery in margin of operating costs, including revenue
and usage taxes	0.6	4.0
All other changes, including lost margin recovery	(0.6)	1.5
Total increase in Gas Utility Margin	3.8	15.8

2008 Gas Utility Margin	$81.1	$252.7

Electric Utility Margin
Retail & Firm Wholesale Margin
Electric retail and firm wholesale utility margins were $73.6 million and $146.7 million for the three and six months ended June 30, 2008.  Following are reconciliations of the increases from 2007:

		Year
	Three	to
	Months	Date
2007 Retail and Firm Wholesale Electric Margin	$67.1	$128.5

Vectren South base rate increase, effective August 15, 2007, net	8.3	19.2
Riders, including recovery of pollution control investments	-	0.7
Residential and commercial customer usage due to weather	(2.6)	(2.4)
All other changes	0.8	0.7
Total increase in Retail and Firm Wholesale Electric Margin	6.5	18.2

2008 Retail and Firm Wholesale Electric Margin	$73.6	$146.7

Margin from Wholesale Power Marketing
For the three and six months ended June 30, 2008, wholesale power marketing margins were $5.1 million and $13.2 million, representing increases of $0.7 million and $2.7 million, compared to 2007.  Of the quarterly and year to date increases, $1.1 million and $1.2 million, respectively, relate to higher transmission revenues.  Beginning in June 2008, the company started receiving returns on projects constructed by the company in its service territory that benefit reliability throughout the MISO footprint, and these returns are the primary reason for the increases.

During the quarter, margin from wholesale power sales retained by the company decreased ($0.4) million, but has increased $1.5 million year to date.  During both the three and six months ended, the company experienced higher wholesale power marketing margins due to the increase in off peak volumes available for sale off system and increases in wholesale prices.  The base rate case effective August 17, 2007, requires that wholesale power profit earned above or below $10.5 million be shared equally with customers, and 2008 results reflect the impact of that sharing.

Other Operating
Other operating expenses were $74.5 million and $148.5 million for the three and six months ended June 30, 2008.  Following are reconciliations of the increases from 2007:

	Three	Year
	Months	to
	Ended	Date
2007 Other Operating Costs	$65.6	$132.8

Operating costs recovered dollar for dollar in margin	0.2	2.3
Costs resulting from increased maintenance and other activities
contemplated in rate cases, including the amortization of prior deferred costs	11.9	16.4
All other changes	(3.2)	(3.0)
Total Increase in Other Operating Costs	$8.9	15.7

2008 Other Operating Costs	$74.5	$148.5

Depreciation & Amortization
For the three and six months ended June 30, 2008, depreciation expense was $40.9 million and $81.6 million, which represents increases of $1.1 million and $2.6 million compared to 2007.  The increases relate to the addition of plant and the amortization in 2008 associated with prior electric demand side management costs pursuant to the August 15, 2007, electric base rate order.

Taxes Other Than Income Taxes
For the three and six months ended June 30, 2008, taxes other than income taxes were $13.9 million and $40.1 million, which represent a decrease in the quarter of ($0.2) million and a $1.8 million increase year over year.  The year to date increase results primarily from increased revenues.

Utility Group Other-net
Other-net reflects income of $2.2 million for the quarter and $4.2 million year to date.  Results are generally flat quarter over quarter and have decreased $0.7 million year to date compared to last year.  The year to date decrease is attributable to lower amounts of capitalized interest on utility plant.

Utility Group Interest Expense
For the three and six months ended June 30, 2008, interest expense was $19.1 million and $39.9 million, which represents increases of $0.5 million and $1.9 million compared to 2007.  The year to date increase reflects higher average short term debt balances and the increases in both periods reflect the impact of long term financing transactions completed during the first quarter of 2008 including the issuance of $125 million in senior unsecured notes at 6.25% due in 2039 and the short term refinancing of approximately $103 million of auction rate mode debt.  Of that amount, $62 million was remarketed in March 2008 at fixed interest rates and the remaining $41 million will be remarketed at a future date.  The impact of declining short-term interest rates helped offset these increases.

Utility Group Income Taxes
Federal and state income taxes were $5.4 million for the quarter and $41.1 million year to date.  The year to date increase of $6.4 million compared to the prior year is due primarily to higher pretax income.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by business group are net of nonutility group corporate expense.

Primary nonutility operations incurred a loss of ($4.2) million in the quarter ended June 30, 2008, as compared to earnings of $6.6 million in 2007.  Year to date primary nonutility operations earned $0.7 million, a decrease of ($21.2) million compared to 2007.  Primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies.  Both the quarterly and year to date decreases are due primarily to lower cash to NYMEX and summer/winter spreads in the wholesale gas markets, which have reduced ProLiance Energy, LLC’s ability to optimize storage and transportation resources.  Quarter over quarter ProLiance’s results have decreased ($6.9) million and year to date have decreased ($14.5) million.   Results from the other primary nonutility operations, including coal mining, and energy infrastructure services also decreased during the quarter and year to date compared to the prior year periods.

Results from other nonutility businesses in the quarter were earnings of $0.2 million in 2008 and a loss of ($0.2) million in 2007; year to date other nonutility businesses earned $1.6 million compared to earnings of $0.1 million in 2007.  In 2007, the last year of synfuel operations, synfuel-related results generated earnings of $1.4 million and $4.8 million, respectively, for the three and six months ended June 30, 2007.

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses.  Results from Energy Marketing and Services for the three months June 30, 2008, were a loss of ($6.7) million compared to earnings of $1.9 million in 2007.  Year to date earnings in 2008 were $2.3 million compared to earnings of $17.6 million in 2007.

The decline in Energy Marketing and Services earnings is primarily due to ProLiance’s results.  During the 2008 second quarter, ProLiance incurred a loss of ($4.4) million compared to earnings of $2.5 million in 2007.  Year to date, ProLiance’s earnings contribution was approximately $3.3 million compared to $17.8 million in 2007.  As previously noted, its results have been negatively impacted by the lower cash to NYMEX and summer/winter spreads in the wholesale natural gas markets.  ProLiance’s storage capacity was 42 Bcf in 2008 compared to 40 Bcf at both June and December 2007.  Firm storage capacity is expected to increase to 47 Bcf by the end of 2008, as the Liberty Gas storage investment is expected to be in service.

Vectren Source incurred a loss of ($1.2) million in the second quarter of 2008 compared to earnings of $0.2 million in 2007.  The current quarter decrease is primarily due to the timing of price changes related to a 2007 marketing campaign, which resulted in lower margins in the first quarter of 2007 compared to 2008 and higher margins in 2007’s second quarter compared to 2008’s second quarter.  Vectren Source’s year to date earnings of $0.8 million are generally flat compared to the prior year.  Vectren Source’s customer count at June 30, 2008, was 152,000 customers and is also generally flat compared to June 30, 2007.

Consistent with the earnings guidance release in early July, the company now expects 2008 Energy Marketing and Services earnings to be in the range of $0.04 to $0.07 per share compared to the estimate of $0.16 to $0.22 per share released in April 2008.  This estimate assumes lower operating margins associated with reduced asset optimization opportunities due to the lower cash to NYMEX and summer/winter spreads.

Coal Mining Operations

Coal Mining operations mine and sell coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining operated at a loss of ($0.2) million in the second quarter of 2008 compared to earnings of $0.7 million in 2007.  Year to date, Coal Mining incurred a loss of ($1.1) million compared to earnings of $2.3 million in 2007.  Both the year to date and quarterly decline in results was primarily due to lost production, increased roofing structure costs, and higher diesel fuel prices, somewhat offset by revenue increases.  Revised Mine Safety and Health Administration (MSHA) guidelines necessitated redeploying one continuous miner and nearly doubled the expense in securing roof structure compared to the prior year.  As a result, the year to date yield at the Prosperity mine decreased to 54 percent in 2008 down from 60 percent in 2007, and consolidated costs per ton increased over 20 percent.  A new roofing plan, approved by MSHA in June 2008, should mitigate some of the cost increases experienced in the first half of 2008.

Construction continues on schedule at the new Oaktown underground mines with the mine substation complete and the wash plant construction and box cut excavation having commenced in June.  The Oaktown reserves are currently 88 million tons, an increase of 8 million tons, as new leases have been secured.  The reserves at these new mines now bring total coal reserves to over 120 million tons.

Consistent with the earnings guidance release in early July, the company now expects 2008 Coal Mining earnings to be in the range of $0.01 to $0.02 per share compared to the estimate of $0.03 to $0.05 per share released in April 2008.  This estimate assumes the return to planned production levels now that the redeployed continuous miner is at full production and the roofing plan has been approved.  It also assumes continued higher costs resulting from revised MSHA guidelines.

Energy Infrastructure Services

Energy Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller) and energy performance contracting operations and renewable energy services through Energy Systems Group (ESG).   Energy Infrastructure’s operations contributed earnings of $2.7 million in the second quarter of 2008 compared to $4.0 million in 2007.  Year to date losses were ($0.5) million in 2008 compared to earnings of $2.0 million in 2007.

Miller’s 2008 earnings were $2.0 million in the second quarter, compared to $2.8 million in 2007.  Year to date, Miller earned approximately $0.3 million in 2008 compared to $1.1 million in 2007.  The lower results are primarily due to large gas transmission projects in 2007.

ESG’s 2008 earnings were $1.0 million in the second quarter, compared to $1.5 million in 2007.  Year to date, ESG incurred a loss of approximately ($0.1) million in 2008 compared to earnings of $1.3 million in 2007.  The lower earnings were primarily due to a smaller beginning backlog and the timing of new orders that have been awarded but not yet released.  At June 30, 2008, ESG’s backlog was $49 million, compared to $52 million at December 31, 2007.

Consistent with the earnings guidance release in early July, the company now expects 2008 Energy Infrastructure earnings to be in the range of $0.10 to $0.13 per share compared to the estimate of $0.11 to $0.14 per share released in April 2008.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on August 1, 2008
Vectren’s financial analyst call will be at 9:00 a.m. EDT, August 1, 2008 at which time management will discuss financial results and earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237 and present the conference call ID# 54814900.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to, factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints; increased competition in the energy industry including effects of industry restructuring and unbundling; regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases; financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight; economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations; increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense; changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks; the performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the realization of synfuel income tax credits and  the company’s coal mining, gas marketing, and energy infrastructure strategies; direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries; employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, or work stoppages; legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures; costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and the interpretation of these laws; changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2007 annual report on Form 10-K filed on February 20, 2008.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.